Exhibit 35.1

ANNUAL COMPLIANCE CERTIFICATE

SYNCHRONY FINANCIAL (the “Servicer”) hereby certifies as of December 31, 2018 as follows:

1.	The Servicer has reviewed, for the period beginning January 1, 2018 and ending on December 31, 2018: (a) the activities of the Servicer as they related to the Servicing Agreement, dated as of June 27, 2003, between the Servicer, as successor-in-interest to GE Capital, and Synchrony Credit Card Master Note Trust (formerly known as GE Capital Credit Card Master Note Trust) (the “Servicing Agreement”) and (b) the Servicer’s performance under the Servicing Agreement. Such review of the activities of the Servicer and the performance by the Servicer of its obligations under the Servicing Agreement has been made by persons under the direct supervision of the undersigned.

2.	To the best knowledge of the undersigned, based on my review of the Servicer’s performance under the Servicing Agreement, the Servicer has fulfilled all of its obligations under the Servicing Agreement in all material respects for the period beginning January 1, 2018 and ending December 31, 2018.

This report is delivered pursuant to Item 1123 of Regulation AB.

SYNCHRONY FINANCIAL

By:	/s/ Eric Duenwald
Name:	Eric Duenwald
Title:	Treasurer

SYNCHRONY FINANCIAL
Annual Compliance Certificate